For period ending October 31, 2015

File number 811-22078                                                                                                           Master Trust
Treasury Master Fund

Exhibit 77D

Treasury Master Fund Investment Policy Change

In connection with amendments to Rule 2a-7 under the Investment Company Act of 1940, as amended (the "Amendments"), which is the primary rule governing money market funds, Treasury Master Fund has adopted a policy to operate as a "government money market fund," as defined in the Amendments.  Reproduced below is a supplement to Master Trust's registration statement describing the policy change.  The supplement was filed with the SEC via EDGAR in June 2015, and the changes are also reflected in the annual update to Master Trust's registration statement which was filed with the SEC via EDGAR on August 26, 2015.

Master Trust - Treasury Master Fund

Amendment dated June 10, 2015
to the Part A and Part B dated August 27, 2014

Dear Interestholder:

The purpose of this supplement is to update Part A and Part B in connection with amendments to Rule 2a-7 under the Investment Company Act of 1940, as amended (the “Amendments”), which is the primary rule governing money market funds, including the Treasury Master Fund (the “fund”).  As discussed in more detail below, Part A and Part B are being updated to reflect that the fund will operate as a “government money market fund,” as defined in the Amendments.

Please note that the fund will continue to remain subject to its existing policy to invest at least 80% of its net assets (plus the amount of any borrowing for investment purposes) in the type of investment suggested by its name. The current changes are not expected to materially impact the manner in which the fund’s assets have historically been invested, but instead will bring it into conformance with new regulatory requirements. The policy change discussed below is effective as of June 10, 2015.

Definition of a government money market fund.  Under the Amendments, a government money market fund is defined as a money market fund that invests 99.5% or more of its total assets in cash, government securities, and/or repurchase agreements that are collateralized fully. A money market fund that meets this definition will be permitted to continue to utilize the amortized cost method of valuation to value its portfolio securities and to transact at a $1.00 share price once the Amendments become effective in 2016.  In addition, a government money market fund will not be subject to liquidity fees on redemptions and/or redemption gates, unless the fund’s board determines to reserve the ability to do so.

Board approval to operate the fund as a government money market fund. Although the fund currently complies with the government money market fund definition, upon the recommendation of management, the board of trustees for the fund (the “Board”) approved the adoption of a non-fundamental investment policy requiring the fund to invest 99.5% or more of its total assets in cash, government securities, and/or repurchase agreements that are collateralized fully.  In addition, the Board determined that the fund will continue to use the amortized cost method of valuation to seek to maintain a $1.00 share price and will not be subject to a liquidity fee and/or a redemption gate on fund redemptions. Please note, however, that the Board may reserve the ability to subject a fund to a liquidity fee and/or redemption gate in the future, after providing appropriate prior notice to shareholders and in conformance with the Amendments.

Changes to Part A and Part B. In connection with this approval, effective June 10, 2015, (i) the third paragraph of the “Item 9.  Investment Objectives, Principal Investment Strategies, Related Risks, and Disclosure of Portfolio Holdings—Additional information about investment strategies” section in Part A and (ii) the “Item 16.  Description of the Funds and Their Investments and Risks—The funds and their investment policies—Treasury Master Fund” section in Part B are hereby amended to include the following:

In addition to the 80% policy referenced above, the fund has adopted a policy to invest 99.5% or more of its total assets in cash, government securities, and/or repurchase agreements that are collateralized fully.

PLEASE RETAIN THIS IMPORTANT INFORMATION FOR FUTURE REFERENCE.

For period ending October 31, 2015

File number 811-22078                                                                                                           Master Trust

Exhibit 77Q1

During the period covered by this report, Master Trust (1) amended its Amended and Restated Trust Instrument to change the notice requirements for special meetings of its Board of Trustees in light of new regulatory requirements and (2) amended its Amended and Restated Trust Instrument to establish a new series, namely, Prime CNAV Master Fund.  Further information regarding the new series is not provided in response to N-SAR Item 77I because the instructions in Form N-SAR specify that such item is to be completed if the registrant has issued new securities, and the new Prime CNAV Master Fund has not issued any securities yet and is in the process of being organized/registered.  Reproduced below is the text of both amendments to Master Trust's Amended and Restated Trust Instrument:

Change in Board Meeting Notice Provisions in Response to Regulatory Changes:

MASTER TRUST

CERTIFICATE OF AMENDMENT TO AMENDED AND RESTATED TRUST INSTRUMENT

I, Keith A. Weller, Vice President and Assistant Secretary of Master Trust (the “Trust”), hereby certify that, at a duly convened meeting of the Board of Trustees (“Board”) of the Trust held on May 19-20, 2015, the Board duly and unanimously approved the following resolutions:

RESOLVED, that the Amended and Restated Trust Instrument dated as of June 12, 2007 and amended and restated as of February 13, 2008 and July 16, 2009, be, and it hereby is, amended to change the notice requirements for special meetings of the Board of Trustees in the following manner:

Section 7 of Article II of the Amended and Restated Trust Instrument is hereby amended to read as follows:

Section 7.    Action by the Trustees.    The Trustees shall act by majority vote at a meeting duly called (including a meeting by telephonic or other electronic means, unless the 1940 Act requires that a particular action be taken only at a meeting of Trustees in person) at which a quorum is present or by written consent of a majority of Trustees (or such greater number as may be required by applicable law) without a meeting. A majority of the Trustees shall constitute a quorum at any meeting. Meetings of the Trustees may be called orally or in writing by the Chairman of the Board of Trustees or by any two other Trustees. Notice of the time, date and place of all Trustees meetings shall be given to each Trustee by telephone, facsimile or other electronic mechanism sent to his or her home or business address at least twenty-four hours in advance of the meeting or by written notice mailed to his or her home or business address at least seventy-two hours in advance of the meeting. Notice need not be given to any Trustee who attends the meeting without objecting to the lack of notice or who signs a waiver of notice either before or after the meeting. Subject to the requirements of the 1940 Act, the Trustees by majority vote may delegate to any Trustee or Trustees authority to approve particular matters or take particular actions on behalf of the Trust. Any written consent or waiver may be provided and delivered to the Trust by facsimile or other similar electronic mechanism. Notwithstanding any other requirement herein, upon the occurrence (or potential or anticipated possible occurrence) of any one or more of the events specified in Form N-CR affecting a series of the Trust that operates as a money market fund pursuant to Rule 2a-7 under the 1940 Act, an officer of the Trust may call a special meeting of the Board of Trustees in connection with such event no sooner than four hours after providing notice of the time, date and place of the meeting by electronic mail and telephone to the Trustees at their last known electronic mail addresses and telephone numbers.

RESOLVED, that the appropriate officers of the Trust be, and each of them hereby is, authorized and directed to take such further steps and to prepare, execute and file, as appropriate, such documents as he or she may deem to be necessary or desirable to implement the approval set forth in the foregoing resolution.

Accordingly, effective May 20, 2015 and pursuant to Section 8 of Article XI of the Trust’s Amended and Restated Trust Instrument, as amended (the “Trust Instrument”), the Trust Instrument be, and hereby is, amended to change the notice requirements for special meetings of the Board of Trustees.

IN WITNESS WHEREOF, I have signed this certificate as of the 10th day of June, 2015.

MASTER TRUST

	By:	/s/ Keith A. Weller
	Name:	Keith A. Weller
	Title:	Vice President and Assistant Secretary

New York, New York (ss)

Subscribed and sworn to before me
on this 10th day of June, 2015.

/s/ Cynthia Carney
Notary Public

CYNTHIA CARNEY
Notary Public, State of New York
No. 01CA6175724
Qualified in New York County
Commission Expires October 15, 2015

________________________________________________________________________

Establishment of new Series of Master Trust:

AMENDMENT NO. 2 TO THE AMENDED AND RESTATED TRUST INSTRUMENT
MASTER TRUST

Pursuant to Article IV, Section 1 and Article XI, Section 8 of the Amended and Restated Trust Instrument of Master Trust (the “Trust”), dated as of June 12, 2007, amended and restated as of February 13, 2008 and July 16, 2009, and amended as of May 20, 2015, the Amended and Restated Trust Instrument of the Trust is hereby further amended as indicated below.

Schedule A is hereby amended to read as follows:

Series of the Trust

Prime CNAV Master Fund
Prime Master Fund
Treasury Master Fund
Tax-Free Master Fund

CERTIFICATE

I, Keith A. Weller, Vice President and Assistant Secretary of Master Trust, hereby certify that: (i) this Amendment No. 2 to the Amended and Restated Trust Instrument was authorized pursuant to resolutions duly adopted by the Trust’s Board of Trustees at a meeting duly called and held on September 21-22, 2015, and (ii) this Amendment No. 2 to the Amended and Restated Trust Instrument of Master Trust is made in accordance with the provisions of the Amended and Restated Trust Instrument and became effective on the 22nd day of September, 2015. This certificate is executed as of December 23, 2015.

IN WITNESS WHEREOF, the undersigned has executed this instrument as of the date indicated above.

By: /s/ Keith A. Weller
Keith A. Weller
Vice President and Assistant Secretary
Master Trust

Subscribed and sworn before me this 23rd day of December, 2015:

/s/ Barbara A. Valente
Notary

BARBARA A. VALENTE
Notary Public, State of New York
No. 01VA6327932
Qualified in New York County
Commission Expires July 20, 2019